EXHIBIT 10.1

INFOSPI, INC.
19495 Biscayne Blvd., Suite 411
Aventura, Florida 33180
Phone (305) 608-5465
January 20, 2011

CONFIDENTIAL

Mr. Jon Cooper, Chief Executive Officer and President
NexPhase Lighting, Inc.
7301 Wiles Road, Unit 103
Coral Springs, Florida 33067

Dear Jon:

This Letter of Intent (the “Letter”), when countersigned by each of the Parties, will confirm the intent, upon Closing of the transaction contemplated herein by the signing of a “Definitive Agreement” (per Section “4” that follows), subject to the terms hereof, of InfoSpi, Inc., a Nevada corporation (“ISPI”), to enter into such Definitive Agreement with the shareholders of NexPhase Lighting, Inc., a Florida corporation, (“NLI”), wherein ISPI will acquire all the issued and outstanding shares of NLI in exchange for a number of shares of ISPI common stock (the “Share Exchange”).  (In this Letter, ISPI and NLI may be individually referred to as a “Party” and collectively, as the “Parties.”)

This Letter is subject to the terms and conditions, described as follows in this Letter.  It represents only the Parties good-faith intentions to negotiate and enter into a Definitive Agreement, and remains subject to successful negotiation of the Definitive Agreement and related other agreements, in a form acceptable to both Parties.  None of the Parties hereto shall have any liability to the other, economic or otherwise, if either of them fails to execute a Definitive Agreement for any reason.  Statements made under section “1” below as to what the Parties will do, shall do, agree to do, etc., are so expressed for further discussion and development only, and are understood in all instances to be subject to the Parties’ mutual continued willingness to proceed with the transaction contemplated herein. Such statements make under section “1” are therefore non-binding.

When this Letter is signed by all Parties, it will confirm ISPI’s and NLI’s agreement to the terms that follow.

Fundamental Terms and Conditions

1.	The Parties agree that the following shall be the fundamental terms and conditions of the transaction contemplated herein:

a. Prior to Closing, all of ISPI’s issued and outstanding capital stock shall have been duly authorized and validly issued, fully paid, non assessable, free of pre-emptive rights, and issued in accordance with all applicable federal and state laws and regulations.

b. At Closing ISPI shall receive all the issued and outstanding capital stock of NLI from NLI’s shareholders, and in exchange ISPI will issue to the shareholders of NLI a quantity of restricted shares of common stock of ISPI (the “ISPI Shares”) that is acceptable to both Parties, and consistent with results of a third party appraisal of the value of NLI’s intellectual property on which the issuance of the ISPI Shares are based.  Such third party appraisal shall be delivered to each of the Parties prior to Closing.

c. At Closing all existing material contracts of NLI including, but not limited to, those of distribution, licensing and marketing, and those dealing with the granting of rights for the use of any and all intellectual property by, and for the benefit of, NLI will be transferred and assigned to ISPI.

d. At Closing ISPI will assume all other assets of NLI including, but not limited to, all licenses and royalty rights, all equipment and fixtures, product designs and prototypes, marketing and sales materials, logos, trademarks, copyrights, and website URL(s), as well as the liabilities of NLI, including all trade and debt obligations to be listed as an exhibit to the Definitive Agreement wherein such obligations shall immediately become obligations of ISPI.

e. The remaining terms and conditions of the transaction contemplated herein shall be finalized at the closing of the transaction (the “Closing”) through the signing by the Parties of the Definitive Agreement, the terms and conditions of which remain to be negotiated and finalized.

Other Terms and Conditions

The following sections “2” through “17” of this Letter are the sole legally binding and enforceable agreements between ISPI and NLI in this Letter.

2.
Due Diligence.  Prior to the earlier of (a) a written notice of termination of this Letter by either Party or (b) the Closing, each Party shall have full access at reasonable times to all corporate books, records, financial statements and any other documents and data, that may be deemed Confidential Information, Proprietary Information or Trade Secret Information of the other (see section “7” that follows), in order to complete its due diligence investigation of the other Party prior to Closing, the satisfaction and thoroughness of such process shall be determined solely by the examining Party.  (The “Due Diligence”)

3.
Other Negotiations.  The Parties agree that prior to the earlier of (i) Closing (as hereinafter defined) or (ii) termination of this Letter, that neither of the Parties will directly or indirectly, through any representative, agent, affiliate, business associate or otherwise, solicit offers from, or in any manner encourage any proposal from any other person or entity that will bypass or circumvent the spirit, intent and purpose of the transaction contemplated herein.

4.
Execution and Closing.  Each Party mutually agrees to use its best efforts in good faith to negotiate and execute the Definitive Agreement which shall contain representations, conditions, covenants and other provisions typical in similar transactions in addition to the terms of the transaction contemplated herein, including, but not limited to, cross indemnification by each Party for the other regarding each Party’s representations and warranties in the transaction.  Consummation of the Definitive Agreement shall be subject to (i) the completion of the Due Diligence of one Party by the other, to the sole satisfaction of each examining Party, (ii) the satisfaction of any applicable federal or state regulatory requirements, (iii) the approval of the terms and conditions of the Definitive Agreement by the Boards of Directors of ISPI and NLI, (iv) the completion of any related Closing documents, including, if required, the consent of a majority of the shareholders of either Party, and (v) any other conditions customary or required in law and regulation of similar transactions.  Closing (the “Closing”) shall take place upon the successful completion of each of the above listed items in this section on a date and at a location to be determined by, and acceptable to, each Party, but not later than 5:00 p.m. EST on February 21, 2011.

5.
Acceptance and Termination.  This Letter must be accepted by all Parties by 5:00 p.m. EST on Friday, January 21, 2011 or it will terminate.  Once accepted, the enforceable provisions of this Letter of Intent may be terminated (i) by written notice of either NLI or ISPI to the other, the termination of which need have no reason given, or (ii) automatically if no Definitive Agreement has been executed by 5:00 p.m. EST on February 21, 2011. If a Definitive Agreement and its related documents and agreements are executed, such documents shall supersede the provisions of this Letter in all respects and this Letter will be of no further effect whatsoever, except that any section herein that so states that it shall survive any such termination shall do so.

6.
Expenses.  Each Party shall bear its own expenses for the pursuit and completion of the transaction contemplated herein including, but not limited to, any and all expenses related to its Due Diligence of the other Party (see “Section “2” above).

7.
Confidentiality, Non-Disclosure. As to the knowledge and understanding gained by either Party, its employees, agents or representatives, of the other Party as a result of its Due Diligence of the other Party in connection with this Letter, wherein such information is not in the public domain (collectively, the “Confidential Information”), such Confidential Information shall be held in trust and in the strictest confidence by each Party hereto.  In addition,

Each Party may make disclosures of the Confidential Information only to its employees, agents, representatives or consultants on a “need to know” basis, wherein such persons may be described as those (i) who are directly involved in evaluating and/or performing the Due Diligence and whose receipt and knowledge of the Confidential Information is essential to the evaluation of the transaction contemplated herein; and (ii) who, as third party’s receiving such information, either Party has obligated under a separate written “confidentiality, non-disclosure agreement” to hold such Confidential Information in trust and strictest confidence and otherwise to comply with the terms and provisions of this Letter in advance of disclosure of any such confidential information. Each Party agrees to diligently monitor its employees, agents, representatives or consultants, having access to the Confidential Information; and to maintain a document file available for inspection upon reasonable advance notice by the Party owing such Confidential Information, of the confidentiality, non-disclosure agreements signed by any third party having obligation to protect such Party’s Confidential Information.

All such Confidential Information and any other information that either Party, in its sole discretion and judgment, deems to also be “Confidential Information”, or “Proprietary Information”, or “Trade Secret Information”, that a Party obtains pursuant to the Due Diligence or the transaction contemplated herein, wherein such information is tangible or intangible, obtained verbally or in writing, shall be protected from disclosure for a period of not less than three (3) years from the date of each such disclosure, or the maximum period permitted by law if such period is less than three (3) years.  All such information of a Party shall be protected by the other, its affiliates, employees, agents, representatives or consultants, with at least the same care, and precaution that such Party would use to protect Confidential, Proprietary or Trade Secret Information of its own.

The Parties hereby shall agree in writing on the language for, and timing of, any public disclosure, in whole or in part, of: (i) the existence of this Letter, or (ii) its economic or other implications to any Party or their interests, whether or not the transaction contemplated herein is consummated.

The intent and content of this section “7”, “Confidentiality, Non-Disclosure”, shall survive the termination of this Letter for any reason.

8.
Governing Law. The agreement evidenced by signature of this Letter by both Parties is made in Aventura, Florida, under, and shall be construed in accordance with, the internal laws of the State of Florida without resort to Florida’s conflict of laws provisions.  Any and all proceedings which shall arise among the Parties regarding this Letter shall be held in Broward County, Florida.

9.	Assignment. Neither NLI nor ISPI may assign its rights or delegate its obligations herein without the express prior written consent of the other Party.

10.
No Waiver; Severability.   No waiver of any provision of this Agreement, which waiver must be in writing, shall be deemed a waiver of any other provision, or constitute a continuing waiver.  The terms and conditions set forth in this Letter are each deemed separate and independent, and if any such covenant or agreement is determined by any court of competent jurisdiction to be invalid the remaining provisions shall continue in full force and effect.

11.	Headings. The headings in this Letter are for convenience of reference only and will not alter or otherwise affect the meaning of this Letter.

12.
Counterparts. The Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and each such counterpart taken together shall constitute one and the same instrument.

13.	No Modification. This Letter may not be amended, modified or extended except by a written agreement signed by duly authorized officers of both NLI and ISPI.

14.
Attorney’s Fees.  In the event of any court proceeding to enforce the terms hereof or of any dispute hereunder, the prevailing party in such proceeding and/or dispute shall be entitled to recover its expenses associated therewith including, without limitation, reasonable attorney‘s and paralegals’ fees and costs through and including all trial and appellate levels and post-judgment proceedings.

15.
Entire Agreement.  This Letter constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements, understandings and arrangements, oral and written, between the Parties regarding such subject matter.

16.
No Liability.  Section “1” and its provisions do not constitute and will not give rise to any legally binding obligation on the part of either of the Parties.  Moreover, except as expressly provided in sections “2” through “17” (or as expressly provided in any Definitive Agreement and the related documents and agreements that the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the transaction contemplated herein, or relating to the negotiation of the terms of the transaction or any of its documents, will give rise to or serve as a basis for any obligation or other liability, economic or otherwise, on the part of either Party.

17.
Authority to Bind. A responsible officer and/or director of each Party has read and understands the contents of this Letter and is empowered and duly authorized by its Board of Directors on behalf of that Party to execute it.

The foregoing is a summary of the proposed transaction, and each of the “Fundamental Terms” must be interpreted in the form in which each will appear finally in the Definitive Agreement and related documents and agreements. While it is the intention of both Parties that the transaction be completed, this Letter cannot in any way be construed as a commitment by either Party to develop and finalize the Definitive Agreement or complete this transaction. Each Party may, in its sole judgment and discretion, determine at any time not to proceed with the transaction contemplated by this Letter.

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